Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of EPL Oil & Gas, Inc. (the “Registration Statement”), to be filed on or about May 9, 2013, of all references to the name of W.D.Von Gonten&Co.; to references to W.D.Von Gonten&Co. in the Registration Statement, including under the heading “Experts;” and to the use of our report effective as of January 1, 2013 relating to estimated reserves and revenues contained in the EPL Oil & Gas, Inc. Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on March 7, 2013.

W.D. Von Gonten & Co.

By:	/s/ W.D. Von Gonten, Jr.
Name:	W.D. Von Gonten, Jr.
Title:	President

Houston, Texas

May 8, 2013